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PRICING SUPPLEMENT NO. 25 DATED               Filed Pursuant to
NOVEMBER 20, 1997 TO PROSPECTUS DATED         Rule 424(b)(5)
SEPTEMBER 17, 1997, AS SUPPLEMENTED BY        File No. 333-34087
PROSPECTUS SUPPLEMENTS DATED
OCTOBER 1, 1997
                             CMS ENERGY CORPORATION

       General Term Notes (servicemark of J.W. Korth & Company), Series D
                   Due 9 Months to 25 Years from date of issue

       Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated September 17, 1997, as supplemented by the Prospectus Supplements dated October 1, 1997.


Aggregate Principal Amount:                   $276,000.00
Original Issue Date (Settlement Date)         November 25, 1997
Stated Maturity Date:                         November 15, 2000
Issue Price to Public:                        100.00% of Principal Amount
Interest Rate:                                6.375% Per Annum
Interest Payment Dates:                       December 15 and monthly
                                              thereafter
                                              Commencing December 15, 1997
Survivor's Option:                            [ X ] Yes    [   ] No
Optional Redemption:                          [   ] Yes    [ X ] No

       Agent                                  Principal Amount of Notes
                                                Solicited by Each Agent

Prudential Securities Incorporated            $ 46,000.00
First of Michigan Corporation                 $       -0-
Roney & Co.                                   $ 55,000.00
J. W. Korth & Company                         $175,000.00
            Total                             $276,000.00

                                               Per Note
                                              Sold by Agents
                                               To Public     Total

Issue Price:                                  $1,000.00    $276,000.00
Agent's Discount or Commission:               $    5.00    $  1,380.00
Maximum Dealer's Discount or
  Selling Concession:                         $    9.00    $  2,484.00
Proceeds to the Company:                      $  986.00    $272,136.00


CUSIP Number:   12589QVD5
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